UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 1, 2022

Troika Media Group, Inc.
(Exact name of registrant as speciﬁed in its charter)

Nevada	001-40329	83-0401552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identiﬁcation No.)

1715 N. Gower Street, Los Angeles, CA	90028
(Address of principal executive oﬃces)	(Zip Code)
Registrant’s telephone number, including area code 323-965-1650
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares $0.01 par value	TRKA	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On July 1, 2022, Troika Media Group, Inc. (“Troika” or the “Company”) received a notice (the “Notice”) of failure to satisfy a continued listing standard from Nasdaq under its Listing Rules 5620(a) and 5810 (c)(2)(G). The Notice indicated that the Company has not yet held an annual meeting of shareholders within twelve months of the June 30, 2021 fiscal year end. The Company now has 45 days to submit a plan to regain compliance. If that plan is accepted by Nasdaq, then Troika may be granted an exception of up to 180 calendar days from the date of its June 30, 2022 fiscal year end (e.g., December 27, 2022) to regain compliance. The Company’s failure to regain compliance with standards for continued listing would result in the ultimate de-listing of its common stock from Nasdaq. The Company intends to respond to the Notice with a plan designed to regain compliance in accordance with the requirements of the Notice and the Nasdaq listing standards.

The Notice is in addition to the previously disclosed non-compliance letter that the Company received on May 20, 2022 relating to its failure to maintain a minimum bid price of $1.00 per share for thirty (30) consecutive business days in accordance with Nasdaq Listing Rule 5550(a)(2). The Company has one hundred eighty (180) calendar days from May 20, 2022 to regain compliance by the closing bid price of the Company’s common stock being at least $1.00 per share for ten (10) consecutive business days.

ITEM 8.01 OTHER EVENTS

As previously disclosed, on March 21, 2022, the Company issued and sold 500,000 shares of Series E Convertible Preferred Stock, $0.01 par value, with a stated value of $100 per share or an aggregate of $50 million pursuant to the terms of a Securities Purchase Agreement, dated March 16, 2022 (the “Purchase Agreement”), by and among the Company and certain institutional investors (the “Purchasers”). The Series E Preferred Stock is convertible into Common Stock at $1.50 per share, subject to adjustment. The Company issued accompanying Common Stock Purchase Warrants (the “Warrants”) exercisable for five (5) years at $2.00 per share, subject to adjustment as described in the Purchase Agreement, to purchase an aggregate of 33,333,333 shares of Common Stock.

The shares of Series E Preferred Stock and Warrants and the shares of Common Stock issuable upon conversion of the Series E Preferred Stock and the exercise of the Warrants (collectively, the “Securities”) were not initially registered under the Securities Act of 1933, as amended. Pursuant to a Registration Rights Agreement with the Purchasers dated March 16, 2022 (the “Registration Rights Agreement”), the Company committed to file with the Securities and Exchange Commission (the “SEC”) an initial Registration Statement concerning the Securities within ten (10) business days of the March 21, 2022 closing date, which initial Registration Statement is required to be declared effective within 45 days of the filing date or 90 days if there is a “full review by the SEC”.

While the Company has filed with the SEC a Registration Statement on Form S-1 (the “Form S-1”) concerning the Securities to satisfy the requirements of the Registration Rights Agreement, the Form S-1 has not been declared effective by the SEC within the period required under the terms of the Registration Rights Agreement. As a result, the Company will be required under the terms of the Registration Rights Agreement to pay to the Purchasers a partial liquidated damages penalty for failure to meeting the effectiveness date requirement, which is determined to be the product of 2.0% multiplied by the aggregate subscription amount paid by each Purchaser under the terms of the Purchase Agreement, with the partial liquidated damages to be capped at 14% of the subscription amount. Such partial liquidated damages will be owed to the investors within seven days of the failure to meet the requirements for effectiveness, and will be owed monthly to the Purchasers until the Form S-1 is declared effective by the SEC. This will result in a payment by Troika of approximately $1.0 million per month (with prorated payments for partial months) to the Purchasers until the Form S-1 is declared effective by the SEC, resulting in up to a maximum of $7.0 million in payments.

The Registration Rights Agreement and the Securities Purchase Agreement were filed with the SEC as Exhibit 4.2 and 4.3 to the Company’s Current Report on Form 8-K dated March 16, 2022, filed on March 18,2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Troika Media Group, Inc.
(Registrant)

Date: July 8, 2022	By:	/s/ Sid Toama
(Signature)
Sid Toama Chief Executive Officer